EXHIBIT 10.2

AMENDMENT TO AMENDED AND
RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2009, by and between HOLLYWOOD MEDIA CORP., a Florida corporation (the “Company”) and LAURIE S. SILVERS (the “Executive”).  The Company and the Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

A.           The Executive currently serves as the Vice Chairperson of the Board of Directors and President of the Company.

B.           The Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of December 22, 2008 (the “Current Employment Agreement”).

C.           The Company has agreed to sell its Broadway Ticketing Division (the “Broadway Sale”) pursuant to a Stock Purchase Agreement dated December 22, 2009, between the Company and Key Brand Entertainment Inc. (the “Broadway Purchase Agreement”), pursuant to which the Company will sell all of the issued and outstanding capital stock of its wholly owned subsidiary Theatre Direct NY, Inc., a Delaware corporation.

D.           The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel, including the Company’s Broadway Ticketing Division, Ad Sales Division (comprised of the CinemasOnline business and the Company’s 26.2% interest in MovieTickets.com, Inc. (“MovieTickets.com”)), and Intellectual Properties Division (comprised of the Company’s 51% ownership interest in Tekno Books, certain intellectual properties created by authors and others, and the Company’s 50% ownership interest in NetCo Partners).  The Ad Sales Division, interest in MovieTickets.com, and Intellectual Properties Division are sometimes referred to collectively herein as the “Remaining Businesses”.

E.           The Company desires to assure itself of the Executive’s present and continued employment in an executive capacity, with respect to oversight of the management and possible ultimate disposition of the Remaining Businesses, and to compensate her therefor.

F.           The Company has determined that this Agreement, which amends the Current Employment Agreement, will reinforce and encourage the Executive’s continued attention and dedication to the Company following the Broadway Sale.

G.           The Executive is willing to make her services available to the Company on the terms and conditions of the Current Employment Agreement, as amended by this Agreement.

H.           The Company and the Executive desire to amend the Current Employment Agreement as set forth herein.

Agreement

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1.             Amendment of Current Employment Agreement.  The Current Employment Agreement is hereby amended as follows:

(a)           Paragraph 1.1 of the Current Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1.1        Employment and Term.

(a)           Initial Term.  Subject to Paragraph 1.1(b), the Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the “Term”) that commenced as of December 22, 2008 (the “Commencement Date”) and that is scheduled to expire on December 31, 2010 (the “Termination Date”), unless sooner terminated as hereinafter set forth; provided, however, that the Term of this Agreement shall automatically be extended for periods of one year each commencing on the day after the Termination Date (January 1, 2011) and each anniversary thereof unless, at least 90 days prior to January 1, 2011, or any anniversary of such date, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the Term of the Executive’s employment hereunder will not be extended.

(b)           Extension Term.  In the event of the consummation of the sale by the Company of all of the issued and outstanding capital stock of its wholly owned subsidiary Theatre Direct NY, Inc., a Delaware corporation (the “Broadway Sale”), pursuant to a Stock Purchase Agreement dated December 22, 2009 between the Company and Key Brand Entertainment Inc. (the “Broadway Purchase Agreement”), while the Executive is in the employ of the Company, the Executive shall continue to be employed for the same salary and other benefits as in effect on the Commencement Date for a period ending on the ninetieth day following the date of the Broadway Sale (such ninetieth day being hereinafter referred to as the “Initial Term Termination Date”), unless such employment is sooner terminated as set forth in the Current Employment Agreement.  Thereafter, the Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the “Extension Term”) commencing immediately after the Initial Term Termination Date and ending on the day that the Executive’s employment with the Company is terminated by either the Company or the Executive.”

(b)           New Paragraph 2.4 is hereby added to the Current Employment Agreement:

“2.4        Compensation During the Extension Term.  The Executive shall receive the following compensation during the Extension Term:

(i) a base salary at the annual rate of $1, payable in one installment annually;

(ii) (A) an amount equal to five percent (5%) of all dividends and other distributions, whether in cash or property, received by the Company or any affiliate under the control of the Company in respect of any capital stock of, or equity interest in, MovieTickets.com, Inc. (“MovieTickets.com”) or any successor of MovieTickets.com that is held by the Company or by any affiliate under the control of the Company, in each case within five days after such dividend or other distribution is made to the Company or to an affiliate under the control of the Company, (B) an amount equal to five percent (5%) of any other cash or property received by the Company or by any affiliate under the control of the Company (1) on account of its ownership interest in MovieTickets.com, (2) as a result of any judgment, settlement, or award against MovieTickets.com or any shareholder of MovieTickets.com or any affiliate of such shareholder that arises from the Company’s relationship with or ownership interests in MovieTicket.com, or (3) as a management fee, fee for services, or otherwise paid by MovieTickets.com or any affiliate of MovieTickets.com controlled by MovieTickets.com, in each case within five days after such other payment of cash or property is made to the Company or to an affiliate under the control of the Company, (C) an amount equal to five percent (5%) of all proceeds, whether in cash or property, received by the Company or by any affiliate under the control of the Company upon any sale, transfer, or assignment of any capital stock of MovieTickets.com held by the Company or by any affiliate under the control of the Company, including but not limited to any proceeds received by the Company in respect of its MovieTickets.com capital stock in connection with a merger, share exchange, or other reorganization of MovieTickets.com, and (D) in the event that the Company distributes or makes a dividend to its shareholders of any capital stock of MovieTickets.com or of a successor of MovieTickets.com, such number of shares of capital stock of MovieTickets.com or a successor as is equal to five percent (5%) of the aggregate of such shares being distributed to the Executive and to the shareholders in such distribution or dividend (the aggregate of subsection (ii) (A), (B), (C), and (D) being referred to as the “MovieTickets.com 5% Interest)”; and

(iii) any amounts otherwise includible in the MovieTickets.com 5% Interest that are distributed or otherwise paid to the Company or any Affiliate under the control of the Company after December 23, 2009 but before the commencement of the Extension Term, payable within five days of the commencement of the Extension Term.

In the event that during the Extension Term the Company enters into any additional businesses other than the Intellectual Properties Division (comprised of the Company’s 51% ownership interest in Tekno Books, certain intellectual properties created by authors and others, and the Company’s 50% ownership interest in NetCo Partners) and the Ad Sales Division (comprised of the CinemasOnline business and the Company’s 26.2% interest in MovieTickets.com), then the Company will consider in good faith increasing the Executive’s compensation under this Paragraph 2.4 during the Extension Term to reflect the additional service to be provided by the Executive to the Company in connection with such additional businesses.

In the event that (x) stock of MovieTickets.com becomes publicly traded, or (y) publicly traded stock or securities are distributed with respect to, or received in exchange for stock of MovieTickets.com (or non-publicly traded stock or securities that are so distributed or received become publicly traded after such distribution or receipt), 5% of such publicly traded stock or securities shall promptly be paid to the Executive in partial or full satisfaction (as appropriate) of the MovieTickets.com 5% Interest, unless such payment is prohibited by law.  If stock of MovieTickets.com or any stock or securities received with respect thereto is not registered with the Securities and Exchange Commission but is part of a class of stock or securities that is publicly traded, the portion of such stock or securities distributable to the Executive shall be distributed subject to applicable resale restrictions if required by law.

To the extent any payment received by the Company or its shareholders and described in the preceding sentences of this Paragraph 2.4 is made in the form of property other than cash (and other than securities, stock, or other equity interests that are publicly traded on an established securities market and that are distributed to the Executive without any restriction imposed by contract, by securities law, rule or regulation, or otherwise that would preclude an immediate sale for the current bid price in such market), the corresponding payment to the Executive shall be made in cash (equal to the fair market value of such property) to the extent necessary to pay any income tax withholding or employment taxes required to be withheld with respect to payments under this Paragraph 2.4.  The Parties agree that the rights of the Executive to payments under this Paragraph 2.4 is an unfunded and unsecured promise to pay of the Company that does not provide to the Executive any interest in any specific asset of the Company.  The Parties further agree that the rights of the Executive to payments under this Paragraph 2.4 do not consist of or include capital stock in the Company, any subsidiary of the Company, or MovieTickets.com and do not provide the Executive with any voting right or other rights of a shareholder with respect to the Company, and subsidiary of the Company or MovieTickets.com except to the extent of any shares of stock that may be paid to the Executive during the Extension Term in respect of the MovieTickets.com 5% Interest.”

(c)           Paragraphs 3.1 through 3.5 of the Current Employment Agreement are hereby deleted and replaced with the following:

“3.1        Expense Reimbursement.  During the Term and Extension Term, the Company, upon the submission of supporting documentation by the Executive, and consistent with Company policies as of the Commencement Date, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and relating to the business of the Company, including expenses for travel and entertainment.  Any such reimbursement shall be made within 30 days of the submission of supporting documentation and in all events by the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  In addition, throughout the Term and Extension Term, the Company will continue to pay the Executive an automobile allowance in the amount of $650 per month.  Such automobile allowance shall be for no more than one automobile and shall include all expenses related thereto, including, without limitation, lease expenses, maintenance and insurance.

3.2          Other Benefits.  The Company shall obtain or shall continue in force comprehensive major medical and hospitalization insurance coverages (including, without limitation, (i) dental coverage and (ii) coverage for nursing care in a hospital, any other medical facility, and at home), either group or individual, for the Executive and her dependents, and shall obtain or shall continue in force disability and life insurance for the Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term and Extension Term.  The Policies to be provided by the Company shall be on terms as determined by the Board; provided, however, that such Policies shall in no event provide benefits to the Executive which are less than the benefits provided to the Executive as of the Commencement Date.

3.3          Working Facilities.  The Company shall furnish the Executive with (i) an office in Palm Beach County, Florida, comparable to her current offices as of the Commencement Date, (ii) a secretary, and (iii) such other facilities and services (including, without limitation, office internet access, a Blackberry or similar device, laptop computer, and support services for such devices) as are suitable to her position and adequate for the performance of her duties hereunder.

3.4          Vacation.  The Executive shall be entitled to reasonable vacations during each year of the Term and Extension Term, consistent with past practices.”

(d)           The first sentence of Paragraph 4.1 of the Current Employment Agreement is hereby deleted and replaced with the following:

“Notwithstanding anything contained in this Agreement to the contrary, the Executive’s employment with the Company (whether during the Term or the Extension Term) may be terminated by the Company for Cause.”

(e)           The first sentence of Paragraph 4.2 of the Current Employment Agreement is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary contained in this Agreement, if, during the Term or the Extension Term, the Executive suffers a disability (as defined below), the Company may, at its election, by a vote of 75% of the members of the Board, terminate the Executive’s employment with the Company.”

(f)           The last sentence of Paragraph 4.2 of the Current Employment Agreement is hereby deleted and replaced with the following:

“Except as provided above and otherwise in this Agreement (including, without limitation, in Paragraph 4.4(c) and Paragraph 6), the Company shall have no further liability hereunder (other than for reimbursement for business expenses incurred prior to the date of termination, subject, however, to the provisions of Paragraph 3.1 hereof).”

(g)          The first sentence of Paragraph 4.3 of the Current Employment Agreement is hereby deleted and replaced with the following:

“In the event of the death of the Executive during the Term or the Extension Term, the Company shall pay to the Executive’s legal representative any unpaid Base Salary accrued through the date of the Executive’s death, as well as a lump sum payment equal to (A) 12 months’ Base Salary at the rate prevailing on the date of the death of the Executive and (B) the share of Bonus to which he would have been entitled pro rated based on the percentage of the current fiscal year that had been completed on the date of her death.”

(h)          The last sentence of Paragraph 4.3 of the Current Employment Agreement is hereby deleted and replaced with the following:

“Except as provided above and otherwise in this Agreement (including, without limitation, Paragraph 4.4(c) and Paragraph 6), the Company shall have no further liability hereunder (other than for reimbursement for business expenses incurred prior to the date of the Executive’s death, subject, however, to the provisions of Paragraph 3.1 hereof).”

(i)           Paragraph 4.4 of the Current Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.4        Effect of Termination by the Company Other Than for Cause.

(a)          General.  If the employment of the Executive is terminated by the Company during the Term other than for Cause, death, or disability pursuant to Paragraphs 4.1 through 4.3, the Company will pay to the Executive (i) Base Salary through the date of termination of employment, (ii) any benefits owed under a plan described in Paragraph 3 as in effect on the date of termination, (iii) reimbursement for expenses incurred prior to the date of termination, and (iv) an amount equal to the Base Salary for the remainder of the Term or 12 months, whichever is greater.  The amounts described in clauses (i) - (iii) of the preceding sentence shall be paid in accordance with the usual practices and procedures of the Company and the amount described in clause (iv) shall be paid in a lump sum within 30 days after termination of employment.

(b)          Additional Payments.  If the employment of the Executive is terminated by the Company during the Extension Term other than for Cause, death, or disability pursuant to Paragraphs 4.1 through 4.3, the Company will pay to the Executive (i) any benefits owed under a plan described in Paragraph 3 as in effect on the date of termination and (ii) reimbursement for expenses incurred prior to the date of termination (and the amounts described in clauses (i) and (ii) of this sentence shall be paid in accordance with past practices of the Company).  In addition, the amount otherwise payable to the Executive following a Change of Control in installments in accordance with clauses (i) and (ii) of Paragraph 6(b) shall instead be paid to the Executive in a lump sum within five business days after such termination of employment (to the extent not previously paid), without regard to whether all of the payments on account of the Broadway Note (as defined below) and the Broadway Earn-out (as defined below) have been received by the Company.

(c)           Vesting of MovieTickets.com 5% Interest.  If the employment of the Executive is terminated (i) by reason of the death of the Executive, (ii) by the Company during the Extension Term for any reason other than for Cause pursuant to Paragraph 4.1, or (iii) by the Executive for “Good Reason” pursuant to subparagraph (d) of this Paragraph 4.4, the right of the Executive to payments of the MovieTickets.com 5% Interest shall fully vest and the MovieTickets.com 5% Interest will continue to be paid to the Executive and her heirs in perpetuity.  For the avoidance of doubt, if the employment of the Executive is terminated during the Extension Term (i) by reason of the death of the Executive, (ii) by the Company for any reason other than for Cause, or (iii) by the Executive for Good Reason, the Company’s obligation to continue paying to the Executive the MovieTickets.com 5% Interest, notwithstanding the fact that the Extension Term and the Executive’s employment with the Company has terminated, will not expire.  The rights of the Executive in this Paragraph 4.4(c) shall be exercisable by her estate following the death of the Executive.

If, upon the termination of employment of the Executive, the fair market value of the MovieTickets.com 5% Interest (or other amount in excess of the amount actually paid in such year) is includible in the income of the Executive for the taxable year of the Executive in which such termination occurs, the Company shall pay to the appropriate government tax authorities the tax amounts imposed on the Executive and required to be withheld by the Company with respect to the portion vested but not paid in such year, and such amount shall be treated as a partial payment of the amounts ultimately required to be paid by the Company with respect to the MovieTickets.com 5% Interest.

(d)          Termination by Executive for Good Reason.  If the Executive terminates her employment for “Good Reason” as defined below, such termination shall be treated as a termination of Executive’s employment by the Company other than for Cause. The Executive shall be treated as terminating her employment for Good Reason if he terminates her employment within two years following the initial existence of one or more of the following events: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which the Executive retains authority (other than a diminution by reason of a sale or other disposition of a substantial portion of the assets of the Company, such as the Broadway Sale); (iv) a material change in the geographic location at which the Executive must perform the services described in this Agreement; and (v) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, that the Executive provide notice to the Company within 90 days after the first occurrence of such event; provided further, that the Company shall have a period of 30 days in which to cure any ground for termination for Good Reason.  In the event that, during the Term, the Company shall terminate the employment of Mitchell Rubenstein without “Cause” as defined in the Employment Agreement of even date herewith between Mitchell Rubenstein and the Company, or if Mitchell Rubenstein resigns for “Good Reason” as determined under his Employment Agreement with the Company, any such termination of employment shall be considered a material breach by the Company of the terms of this Agreement (of which the Company shall be deemed to have notice by reason of such resignation or other termination, and which shall not be subject to cure except insofar as set forth in the Employment Agreement of Mitchell Rubenstein with the Company).  For the avoidance of doubt, if the Executive terminates her employment for Good Reason, the Company’s obligation to continue paying to the Executive the MovieTickets.com 5% Interest, notwithstanding the fact that Executive’s employment with the Company has terminated, will not expire.”

(j)           Paragraph 4.5 of the Current Employment Agreement is hereby deleted in its entirety and replaced with the following:

 “4.5       Termination by Executive other than for Good Reason.  If the Executive terminates her employment without Good Reason, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice.  In addition, the Company shall pay any benefits, if any, owed to the Executive under any plan provided for the Executive under Paragraph 3 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.5.  Except as provided above and as otherwise provided in this Agreement (including, without limitation, Paragraph 6), the Company shall have no further liability hereunder (other than for reimbursement for business expenses incurred prior to the date of termination, subject, however, to the provisions of Paragraph 3.1 hereof).”

(k)          Paragraph 4.7 of the Current Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.7        Six-Month Delay for Payments to Specified Employee.  If the Executive is a “specified employee” (as defined in Treas. Reg. section 1.409A-1(i)) as of the date of her termination of employment under this Agreement, then, notwithstanding any other provision of this Agreement, any lump sum payment to the Executive following such termination of employment that is made under the third sentence of Paragraph 4.2, under clause (iv) of Paragraph 4.4(a), or under Paragraph 4.4(b) (in each case, the “Termination Payment”) shall be made on the date that is six months after the date of termination of employment (the “Termination Payment Date”).  From the date of termination of employment until the Termination Payment Date (or, if later, the date of actual payment), such amounts due to the Executive and described in the preceding sentence shall be set aside in a “rabbi trust” (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by the Company for purposes of holding amounts equal to the amounts referred to in the preceding sentence that are payable under the third sentence of Paragraph 4.2, clause (iv) of Paragraph 4.4(a), or Paragraph 4.4(b) of this Agreement.  Such funds shall be invested in short-term U.S. Government obligations until the date of payment of the Termination Payment to the Executive, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to the Executive on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to the Executive.”

(l)           New Paragraph 4.8 is hereby added to the Current Employment Agreement.

“4.8        Effect of Notice of Non-Renewal of Term.  If, during the Term, the Company delivers to the Executive written notice that the Term will not be extended, such notice shall be treated as a termination of the employment of the Executive by the Company other than for Cause on the last day of the Term.  If, during the Term, the Executive delivers to the Company written notice that the Term will not be extended, such notice shall be treated as a termination of employment by the Executive without Good Reason on the last day of the Term.”

(m)         The following is hereby added to the end of Paragraph 6(a) of the Current Employment Agreement:

“The Parties agree that a consummation of the Broadway Sale pursuant to the Broadway Purchase Agreement will constitute a Change of Control as defined above.”

(n)          The following is hereby added to the end of Paragraph 6(b) of the Current Employment Agreement:

“Notwithstanding the foregoing, if the Broadway Sale is completed pursuant to the Broadway Purchase Agreement, the amount payable within five days of the Change of Control Date, as otherwise determined pursuant to the first sentence of this Paragraph 6(b) and pursuant to Paragraph 6(c) (which amount is hereby agreed to be $1,832,189), shall be reduced by $332,189.  Thereafter, if the Executive continues to be employed by the Company on the first anniversary of the Change of Control Date (or ceases to be employed by the Company on or before such date other than by reason of a termination by the Company for Cause or termination by the Executive other than for Good Reason), the following additional payments shall be made to the Executive in the time and manner set forth below (without regard to whether the Executive continues to provide services to the Company after the first anniversary of the Change of Control Date):

(i)           amounts equal to 1.94% of all payments (interest and principal) received by the Company on account of the promissory note in the principal amount of $8,500,000 issued to the Company as partial consideration for the Broadway Sale pursuant to the Broadway Purchase Agreement (the “Broadway Note”), with each such payment to be made to the Executive within five business days of receipt of the corresponding Broadway Note by the Company (but in no event before the first anniversary of the Closing Date); and

(ii)           2.36% of the first $7,000,000 of payments received by the Company on account of the earn-out obligations received by the Company as partial consideration for the Broadway Sale pursuant to the Broadway Purchase Agreement (the ‘Broadway Earn-out”), with each such payment being made to the Executive within five business days of receipt of the corresponding Broadway Earn-out payment by the Company  (but in no event before the first anniversary of the Closing Date).

For the avoidance of doubt, if the Company surrenders or otherwise transfers or modifies the Broadway Note or the Broadway Earn-out for any modified obligation or any other consideration, the payments to the Executive referenced in clauses (i) and (ii) immediately above shall be required to be made with respect to such modified obligation or the fair market value of such other consideration.

If the Company does not pay any amount that becomes due to the Executive under clauses (i) or (ii) immediately above by the latest date on which such amount is permitted under such clauses to be paid, then the Executive shall provide written notice to the Company of such failure to pay, and if such payment is not made by the 30th day following the date that such written notice is provided to the Company, then the obligations of the Company to pay to the Executive 1.94% of all payments received by the Company on account of Broadway Note and 2.36% of all payments received by Company on account of the Broadway Earn-out shall accelerate and become immediately due and payable in full as if the Company had received total principal payments of $8,500,000 on account of the Broadway Note and the first $7,000,000 of payments on account of the Broadway Earn-out.

The right of the Executive to payments under this Paragraph 6(b) shall be treated as a right to a series of separate payments for purposes of Internal Revenue Code section 409A and the Treasury Regulations thereunder.  The portion of any amount that is received by the Company in respect of the Broadway Note or Broadway Earn-out before the first anniversary of the Closing Date that is payable to the Executive shall be set aside in a “rabbi trust” in the same manner as is described in Paragraph 4.8 until the first anniversary of the Closing Date, at which time such amount (plus an amount equal to the interest earned on obligations held by the rabbi trust in respect of such amount) shall be paid to the Executive.”

(o)          Paragraph 6(d) of the Current Employment Agreement is hereby deleted in its entirety and replaced by the following:

“If (x) the payment described in clause (b) of this Paragraph 6 or any amount payable to the Executive under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable after payment of the first payment provided for in (b), upon or as a result of the Change of Control and/or the exercise by the Executive of rights which are contingent on a Change of Control, or (y) any payment described in Paragraph 2.4 (each a “Payment” and collectively the “Payments”), or any portion thereof or right thereto would be considered (i) a “parachute payment” under Internal Revenue Code (“Code”) section 280G and Treasury Regulations thereunder subject to the excise tax imposed by Code section 4999, or a successor provision or (ii) a right to a deferral of compensation that does not comply with Code section 409A (or with Treasury Regulations or other Internal Revenue Service guidance under Code section 409A) and that is therefore subject to the interest or additional tax imposed by Code section 409A(a)(1)(B) (collectively, the “Section 409A Taxes”), or a successor provision, or any interest or penalties are incurred by the Executive with respect to such excise tax or Section 409A Taxes (such excise tax or Section 409A Taxes, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes imposed thereon and amounts relating thereto, including, without limitation, (x) any interest or penalties imposed with respect to such taxes and (y) any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(p)          The first sentence of Paragraph 7.1 of the Current Employment Agreement is hereby deleted and replaced with the following:

 “During the Term and the Extension Term and following termination of the Executive’s employment with the Company, the Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.”

(q)          Paragraph 7.2 of the Current Employment Agreement is hereby deleted in its entirety and replaced with the following:

“7.2        Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of Executive’s employment or on the Board’s request at any time.”

(r)           Paragraph 7.3 is hereby added to the Current Employment Agreement:

“7.3        Sharing of Information.  Upon the request of the Executive, the Company shall:  furnish promptly to her copies of the monthly financial reports received by the Company with respect to MovieTickets.com or any successor; keep her informed on a current basis as to all material events with respect to MovieTickets.com or any successor; and provide an annual computation, within 30 days after the end of each fiscal year of the Company, certified as accurate and complete by the Chief Financial Officer of the Company or by an independent member of the Board of the Company, as to (i) the amounts relating to MovieTickets.com that are required to be taken into account in determining payments with respect to the MovieTickets.com 5% Interest, and (ii) collections with respect to the Broadway Note and the Broadway Earn-out (including computations of the Broadway Earn-out amounts to which the Company is entitled with respect to the Broadway Sale).

(s)	New Paragraph 21 is hereby added to the Current Employment Agreement:

“21 Past Due Amounts.  If the Company fails to pay any amount that becomes due to the Executive under the Agreement by the latest date on which such the amount is permitted under the Agreement to be paid (such date being hereafter as the “Required Payment Date”), interest shall be charged with respect to the past due amount at the rate of 1.5% per month (18% per annum, compounded monthly) from the Required Payment Date, and such interest shall be paid by the Company to the Executive at or before the time that the amount past due is paid.”

2.             Effect of Termination of Broadway Sale.  Except as provided in the following sentences of this Section 2, this Agreement shall be of no force or effect, and the Current Employment Agreement will continue in place and remain in full force and effect, in the event that (i) the Broadway Sale is not consummated, within 12 months after the date this Agreement is entered into, pursuant to the terms and conditions of the Broadway Purchase Agreement, (ii) the Broadway Purchase Agreement is terminated at any time for any reason before the consummation of the Broadway Sale, (iii) the employment of the Executive is terminated by the Company other than for Cause, or by the Executive for Good Reason, before the consummation of the Broadway Sale and before the Broadway Purchase Agreement has been terminated, or (iv) at the election of the Executive, if any amendment is made to the Broadway Purchase Agreement affecting the purchase price or other principal terms of the Broadway Sale.  Notwithstanding the previous sentence, however, (x) the amendments made to the Current Employment Agreement by subsections (j), (l), and (m) of Section 1 of this Agreement, and Section 6 of this Agreement shall be given effect from and after the date of this Agreement, and (y) a termination of employment by Mitchell Rubenstein for Good Reason, as defined in the Employment Agreement between Mitchell Rubenstein and the Company of even date with the Current Employment Agreement between the Company and the Executive, shall be considered as a material breach by the Company of the terms of the Current Employment Agreement, whether or not any of the events described in clauses (i) through (iv) of this Section 2 occur.  In addition, if, following a termination of this Agreement under circumstances described in clause (iii) of the second preceding sentence, the Broadway Sale is consummated pursuant to the terms of the Broadway Purchase Agreement, the entire amount of the Change of Control payment described in Section 6(b) of the Current Employment Agreement, as specified in the parenthetical clause in the first sentence of the language added by Section 1(n) of this Agreement to Paragraph 6(b) of the Current Employment Agreement, shall be paid in a lump sum within five days of the Change of Control Date.  In addition, and for the avoidance of doubt, if the Broadway Ticketing Division is sold or otherwise transferred (x) to the purchaser under the Broadway Purchase Agreement or an affiliated person under terms different in any material respect from those set forth in the Broadway Purchase Agreement, or (y) to a purchaser other than the purchaser specified in the Broadway Purchase Agreement or an affiliated person, in a transaction that is similar to that described in the Broadway Purchase Agreement or that otherwise constitutes a Change of Control, the entire amount of the Change of Control payment as referred to in the preceding sentence shall be paid in a lump sum to the Executive within five days of the Change of Control Date.

3.           Current Employment Agreement Effective; No Expansion of Duties of Executive.

(a)           Except as otherwise specifically set forth in this Agreement, all provisions of the Current Employment Agreement that are not amended by this Agreement shall remain in full force and effect.

(b)           For the avoidance of doubt, nothing in this Agreement is intended to add to or otherwise expand upon the duties or obligations of the Executive as set forth in the Current Employment Agreement.

4.           Entire Agreement; Modification.  This Agreement, the Current Employment Agreement, and the Indemnification Agreement dated as of November 12, 1993, between the Executive and the Company, constitute collectively the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties.

5.             Binding Effect.  This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

6.            Legal Matters.  The provisions of Paragraphs 10 and 14 of the Current Employment Agreement, concerning arbitration of disputes and governing law, shall also apply with respect to this Agreement and any controversy or claim arising under this Agreement.  The Company will reimburse the Executive for all reasonable legal fees and related disbursements incurred by the Executive in connection with the negotiation of this Agreement.

7.             Unfunded and Unsecured Promise.  Any right of the Executive to compensation under this Agreement shall be an unfunded and unsecured promise to pay, not secured by any specific property of the Company, and shall not be subject to assignment, pledge, or other transfer to any other person, except by will or by the laws of descent and distribution.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

HOLLYWOOD MEDIA CORP.

By:	/s/ Scott Gomez
Name:	Scott Gomez
Title:	Chief Accounting Officer

Executive:

/s/ Laurie S. Silvers
LAURIE S. SILVERS